EXHIBIT 10.2

AMENDED AND RESTATED DIRECTORS STOCK GRANT PROGRAM

1.	PURPOSE
The purpose of the Amended and Restated Directors Stock Grant Program (the “Program”) is to attract and retain qualified individuals to serve as directors of TCF Financial Corporation (“TCF Financial”), and to encourage and enhance ownership of TCF common stock, par value $.01 per share (“TCF Stock”) by these individuals.

2.	ADMINISTRATION
Full power to construe, interpret and administer the program is vested with a committee consisting of the non-employee directors (as defined by Rule 16b-3 of the Securities and Exchange Commission (the “SEC”)) of the Board of TCF Financial (the “Committee”). In the event such directors at some time do not qualify as non-employee directors for the purposes of Rule 16b-3, if approval by a committee composed solely of non-employee directors is then appropriate in order for the shares of TCF Stock awarded under the Program to be exempt under Rule 16b-3, then the Board of Directors will appoint a new Committee which qualifies under the provisions of Rule 16b-3 as then in effect. The Committee shall interpret the Program, prescribe, amend and rescind rules and regulations relating thereto, and make all other determinations necessary or advisable for the administration of the Program.

3.	PARTICIPANTS
Participants in the Program will consist of the each member of the Board of Directors of TCF Financial who is not an employee or officer.

4.	BENEFITS
Each eligible director of TCF Financial will periodically receive formula awards of restricted shares of TCF Stock without other payment as additional compensation for their services to TCF Financial.

Awards will be made automatically on the third Tuesday of each January (each, a “Grant Date”).

Commencing with the award made on January 15, 2019, each award will be equal in value to $55,000. A director first elected by the board between Grant Dates will receive a pro-rated award based on the number of months from the beginning of board service until the next Grant Date. The number of restricted shares of TCF Stock subject to each award will be determined on the basis of the Fair Market Value of TCF Stock on the day the award is made.

Each award will vest on the next Grant Date after the date the award was made; provided that awards granted on May 1, 2018 shall vest on May 1, 2019. The director must be on the board on the vesting date in order to receive the vested shares unless the shares have previously vested pursuant to a retirement under the circumstances described below.

A one-time grant equal in value to $10,000 shall be made on May 1, 2018 to all directors. A director first elected by the board after May 1, 2018, but prior to December 31, 2018 will receive a pro-rated award based on the number of months from the beginning of board service until the next Grant Date. The number of restricted shares of TCF Stock awarded will be determined on the basis of the Fair Market Value of TCF Stock on the day the award is made.

All Awards

If a director retires from service on the board of TCF Financial pursuant to board policy on director retirement in effect at that time, the restricted period will lapse and all shares will become fully vested. There is no vesting in the event of a full or partial disability.

During the time the shares are restricted, they may not be assigned, transferred, pledged or encumbered by the directors, and any attempt to do so shall be void, and a legend will be placed on the stock certificates (or book-entry shares, if applicable) to that effect.

5.	DEFINITIONS

FAIR MARKET VALUE
The term “Fair Market Value” of shares of TCF Stock at any time shall be the average of the high and low sales prices for shares of TCF Stock for the date, as reported by the New York Stock Exchange.

CHANGE IN CONTROL
A “Change in Control” shall be deemed to have occurred if:
(a) any “person” as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of TCF Financial representing thirty percent (30%) or more of the combined voting power of TCF Financial’s then outstanding securities. For purposes of this clause (a), the term “beneficial owner” does not include any employee benefit plan maintained by TCF Financial that invests in TCF Financial’s voting securities; or

(b) during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board or as new directors whose nomination for election by TCF Financial’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election previously so approved; or

(c) the shareholders of TCF Financial approve a merger or consolidation of TCF Financial with any other corporation, other than a merger or consolidation which would result in the voting securities of TCF

Financial outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of TCF Financial or such surviving entity outstanding immediately after such merger of consolidation, or the shareholders of TCF Financial approve a plan of complete liquidation of TCF Financial or an agreement for the sale or disposition by TCF Financial of all or substantially all TCF Financial’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

RETIREMENT
The term “retirement” means a retirement under the policies of the Board of Directors of TCF Financial in effect at the time of a director’s departure from the Board.

6.	ADJUSTMENT PROVISIONS
If TCF Financial shall at any time change the number of issued shares of TCF Stock without new consideration to TCF Financial (such as by stock dividends or stock splits), then the number of shares covered by each outstanding award shall be adjusted so that the limitations, and the value of each such award shall not be changed. The Committee shall also have the right to provide for the continuation of awards or for other equitable adjustments after changes in the shares of TCF Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

Notwithstanding any other provision of this Program, the Committee may authorize the issuance or assumption of the grants in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

All terms and conditions of all restricted stock awards outstanding shall be deemed satisfied and all such awards shall vest as of the date of a Change in Control.

7.	AMENDMENT AND TERMINATION OF PROGRAM

The Board of Directors of TCF Financial or the Committee may amend this Program from time to time, but not more often than once every six months, other than to comply with requirements of the Internal Revenue Code, or may terminate this Program at any time, but no action shall reduce the then existing amount of any participant’s benefit or adversely change the terms and conditions thereof without the participant’s consent. No amendment of this Program shall result in any Committee member losing his or her status as a “non-employee director” as defined in Rule 16b-3 of the Securities and Exchange Commission with respect to any employee benefit plan of TCF Financial. This Program shall expire ten years from the date of its most recent approval by shareholders, unless the shareholders approve renewal of this Program before it expires.

8.	SHAREHOLDER APPROVAL
This Program will be submitted to the TCF Shareholders for approval on April 25, 2018 and will become effective upon receipt of such approval.